Exhibit 99.1

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000  www.nei.coms

NEI ANNOUNCES LARGEST CUSTOMER’S PLAN TO TRANSITION CERTAIN PRODUCT LINES

No Impact On Current Quarter Guidance; Expected To Commence In December 2012 Or March 2013 Quarter

Provides Preliminary March Quarter Results and Preliminary June Quarter Guidance

CANTON, Mass., April 12, 2012 — NEI (Nasdaq: NEI), a leading provider of server-based application platforms, deployment solutions and lifecycle support services for software technology developers and OEMs worldwide, today announced that it has been notified by EMC that, as part of a strategic initiative, the integration of certain EMC standard platform products will be transitioned away from system integrators. The Company expects these products to begin to be transitioned from NEI during the December 2012 or March 2013 quarters, and at this time, the duration of the transition is unknown. During the March 2012 quarter, these products represented approximately $21 million in quarterly revenues for NEI. NEI will continue to integrate EMC’s Centera product line, which the Company has been integrating since 2002.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “This decision by EMC is disappointing, but we have several months before this transition is fully implemented. We will work to replace these revenues and believe that we will have the opportunities to do so with a goal of maintaining sustained profitability. Our focus has been on diversifying our revenue base, and this decision underscores the importance of that objective. We have been assured that this decision is not performance-related and we believe that NEI will have the opportunity to participate in additional EMC programs as a proven, trusted supplier to EMC.”

The Company is providing preliminary results for the quarter ended March 31, 2012. Management believes revenues will be between $65 million and $66 million, within previously provided guidance. GAAP net income will be between $1.0 million and $1.2 million, net of income taxes, at the top end or slightly better than previous guidance due to favorable gross margins. The Company will announce financial results for its second fiscal quarter on April 26, 2012 prior to the market open. Following the release, NEI management will conduct a conference call at 10 a.m. (ET) to discuss the Company’s operating performance. The conference call will be available live via the Internet by accessing the NEI web site at www.nei.com on the investor relations page. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-877-407-9039 or 1-201-689-8470. For those who cannot access the live broadcast, a replay will be available by dialing 1-877-870-5176 or 1-858-384-5517, and entering the passcode “ 392657” from three hours after the end of the call until 12 p.m. (ET) on May 3, 2012. The archived webcast will also be available at the NEI web site.

NEI is also providing its preliminary financial outlook for its quarter ending June 30, 2012. Management currently expects revenue of $51 million to $56 million. The revenue forecast Is lower than the March quarter primarily related to lower forecasted revenues from customers servicing the telecommunications vertical market. As management has previously indicated, telecommunications revenue is project-oriented in nature, and accordingly is subject to volatility from quarter to quarter. Management currently expects GAAP bottom-line results to be between a net loss of $(200,000) and net income of $300,000, net of income taxes. Management will provide an udpate to this forecast in conjunction with the release of the March 2012 quarter’s financial results.

About NEI

NEI is a leading provider of server-based application platforms and lifecycle support services for software developers and OEMs worldwide. Through its expertise and comprehensive suite of solution design, system integration, application management, global logistics, support, and maintenance services, NEI is redefining application deployment solutions to provide customers with a sustainable competitive advantage. More than a decade of appliance innovation with the ability to provide physical, virtual and cloud-ready solutions makes NEI one of the most trusted software deployment partners in the industry. Founded in 1997, NEI is headquartered in Canton, Massachusetts, with facilities in Plano, Texas and Galway, Ireland, and trades on the NASDAQ exchange under the symbol NEI. For more information, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future performance, including statements regarding EMC’s intentions related to future purchases of NEI products and the timing and magnitude of those purchases, as well as statements regarding NEI’s future revenues, net income and profitability and any other statements about the future expectations, beliefs, goals, plans or prospects of the Company or the Company’s management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2011 and the most recent Form 10-Q for the quarter ended December 31, 2011 under the sections entitled “Risk Factors” in such reports as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Contact:

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

ir@nei.com

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